Exhibit 99.1

VERITAS DGC INC.
ANNOUNCES PROPOSED SALE OF CONVERTIBLE SENIOR NOTES

     HOUSTON, February 25, 2004 — Veritas DGC Inc. (NYSE & TSE: VTS) announced today that it intends to sell through a private offering $125 million of Floating Rate Convertible Senior Notes Due 2024, subject to market and other conditions. The Company will grant to the initial purchaser an option to purchase up to an additional $30 million of convertible notes in connection with the offering.

     The convertible notes will be senior unsecured obligations of the Company and will be convertible under certain circumstances into a combination of cash and common stock of Veritas DGC at a fixed conversion price. In general, upon conversion of a convertible note, the holder of such note will receive cash equal to the principal amount of the note and common stock of Veritas DGC for the note’s conversion value in excess of such principal amount. Interest on the convertible notes will be based on a floating rate. The initial conversion price, the interest rate and other terms of the convertible notes will be determined upon pricing of such securities.

     The Company intends to use the net proceeds from the offering principally to prepay a portion of amounts outstanding under its existing bank credit facility but will use approximately $20 million of the net proceeds to repurchase shares of its common stock in connection with the offering.

     The convertible notes will be offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities to be offered.

     For additional information, please contact:

     Mindy Ingle, Investor Relations (832) 351-8821

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